Exhibit 99.1

NEWS RELEASE

GRAY ANNOUNCES CLOSING OF OFFERING OF

$750.0 MILLION OF 7.0% SENIOR NOTES DUE 2027

Atlanta, Georgia – November 16, 2018. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) announced today that it has completed its previously announced offering of $750.0 million in aggregate principal amount of 7.0% senior notes due 2027 (the “Notes”) by Gray Escrow, Inc., a special purpose wholly owned subsidiary of Gray (the “Escrow Issuer”). The Notes were issued at 100.000% of par.

At closing, the proceeds of the Notes were funded into an escrow account. The Notes were sold to finance, together with cash on hand and anticipated debt facilities and indebtedness of Gray, the pending acquisition of Raycom Media, Inc. (the “Raycom Merger”). If the Raycom Merger is consummated and certain other conditions are satisfied, the net proceeds from the offering will be released from the escrow account to fund the Raycom Merger, the Escrow Issuer will merge with and into Gray, and Gray will become the primary obligor under the Notes (the “Assumption”).

Following the Assumption, the Notes will be guaranteed, jointly and severally, by each existing and future restricted subsidiary of Gray that guarantees Gray’s existing senior credit facility.

Interest on the Notes accrues from November 16, 2018 and is payable semiannually, on May 15 and November 15 of each year, commencing May 15, 2019. The Notes mature on May 15, 2027.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs as to the intended use of proceeds of the Notes, other pending transactions, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the U.S. Securities and Exchange Commission (the “SEC”), and may be contained in reports subsequently filed with the SEC and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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